 Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

RELIANCE STEEL & ALUMINUM CO. ANNOUNCES New Director

Los Angeles— July 23, 2021—Reliance Steel & Aluminum Co. (NYSE: RS) today announced that it has increased the size of its Board of Directors from 10 to 11 members and appointed David W. Seeger, 65, to serve as an independent director. Mr. Seeger’s term took effect on July 20, 2021 and will expire at the 2022 Annual Meeting of Stockholders.

Mark Kaminski, Chairman of the Board of Reliance, commented, "We are thrilled to welcome Dave Seeger to Reliance's Board of Directors. Dave’s extensive knowledge of the metals industry reflects his 37 years of operational and Board experience. In addition, Dave’s leadership positions in industry associations afford him a deep understanding of the dynamics that drive the entire metals supply chain. We look forward to benefiting from his valuable experience and insights to enhance the continued execution of Reliance’s strategy and industry-leading results.”

Jim Hoffman, Chief Executive Officer of Reliance, added, “Dave has been a strategic and valued partner to Reliance for over 30 years and I have known him to have a deep understanding of our industry. I look forward to adding his unique strengths and perspective to our already strong Board of Directors.”

Mr. Seeger served on the Board of Directors of Zekelman Industries (formerly JMC Steel Group) from 2014 to 2021 and as President from 2010 to 2016. Mr. Seeger has held numerous leadership positions in the metals industry throughout his career, including President of Atlas Tube, a division of JMC Steel Group, from 2005 to 2009. Mr. Seeger received a Bachelor of Arts in Business Administration from Michigan State University and a Masters of Business Administration from Loyola University Chicago.

About Reliance Steel & Aluminum Co.

Founded in 1939 and headquartered in Los Angeles, California, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 300 locations in 40 states and 13 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing. In 2020, Reliance’s average order size was $1,910, approximately 49% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

CONTACT:

(213) 576-2428

investor@rsac.com

or Addo Investor Relations

(310) 829-5400

350 South Grand Avenue, Suite 5100    |   Los Angeles CA 90071    |   Phone: 213-687-7700    |   Fax: 213-687-8792    |   www.rsac.com